Exhibit 10.3

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS PLAN SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached to this agreement in accordance with Section 11.2, this “Agreement”) is made and entered into as of this 24th day of June 2026 (the “Execution Date”), by and among (i) Lugano Diamonds & Jewelry Inc. (“Lugano Diamonds”), (ii) Lugano Buyer, Inc. (“Lugano Buyer”), (iii) K.L.D. Jewelry, LLC, (iv) Lugano Prive, LLC, (v) Lugano Holding, Inc. (“Lugano Holding,” and together with the entities identified in (i)-(iv), the “Debtors”), (vi) Compass Group Diversified Holdings LLC (“CODI”) and (vii) the Official Committee of Unsecured Creditors of the Debtors (the “UCC”). The Debtors, CODI and the UCC are each referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Settlement Agreement between the Parties (the “Settlement Agreement”) attached hereto as Exhibit 1.

RECITALS

WHEREAS, the Debtors were established by Mordechai Haim Ferder and his wife, Idit Ferder, in 2004 as a designer, manufacturer, and retailer of high-end jewelry.

WHEREAS, in 2021, CODI acquired an indirect majority interest in Lugano Diamonds & Jewelry Inc. from Mr. Ferder and his affiliated entities. Following the transaction, Lugano Holding, Inc. was the sole shareholder of Lugano Buyer, Inc., and Lugano Buyer, Inc. was the sole shareholder of Lugano Diamonds & Jewelry Inc. In connection with the transaction, Mr. Ferder and his affiliated entities retained a significant portion of the equity of Lugano Holding, Inc. and CODI became the majority equity holder of Lugano Holding, Inc. Mr. Ferder continued as chief executive officer and a member of the board of directors of certain Debtors.

WHEREAS, Lugano Diamonds & Jewelry, Inc. and Lugano Buyer, Inc., as co-borrowers (the “Borrowers”), and CODI, as lender, entered into a Credit Agreement (as amended, the “Credit Agreement”) dated as of September 3, 2021. The other Debtors are guarantors (the “Guarantors”) under the Credit Agreement. The Credit Agreement provided for both revolving and term loans. Pursuant to a Guarantee and Collateral Agreement dated as of September 3, 2021, the Borrowers’ obligations under the Credit Agreement are secured by liens on substantially all of the Debtors’ personal property and the obligations under the Credit Agreement are guaranteed by the Guarantors. The outstanding obligations under the Credit Agreement, including principal, prepetition interest, and fees, exceed $718 million.

WHEREAS, on May 7, 2025, CODI and its parent entity filed a Form 8-K (the “May 8-K”) disclosing that CODI had commenced an internal investigation into the financing, accounting, and inventory practices of Lugano Holding, based on concerns reported to CODI management. The May 8-K also disclosed that Mr. Ferder had resigned from his position as Chief Executive Officer of Lugano Holding and from all offices and directorships previously held with Lugano and its subsidiaries and affiliates.

WHEREAS, on June 24, 2025, Lugano Diamonds commenced an action against Mr. Ferder and a related trust for which he is a trustee, asserting claims for fraud, concealment, constructive fraud, and breach of fiduciary duty.

WHEREAS, beginning in early 2024, Lugano Diamonds brought in a new management team, including Mr. Joshua Gaynor as President and Christoph Pachler as Chief Financial Officer. On June 4, 2025, the Debtors instituted governance changes. Mr. Gaynor and Mr. Pachler were selected as directors of Lugano Holding, Lugano Buyer, and Lugano Diamonds. To address potential conflicts and to provide for independent governance where appropriate, the Board selected two independent directors (to supplement two legacy independent directors that remain on the Board) with no prior connection to the Debtors, CODI, or the Ferders. Mr. Thomas FitzGerald and Mr. L. Spencer Wells joined the Lugano Diamonds board of directors (the “Lugano Board”) on July 9, 2025, and a week later, on July 16, 2025, the Lugano Board delegated certain matters to a newly formed Special Committee of the Board of Directors of Lugano Diamonds (the “Special Committee”), which comprises Messrs. FitzGerald and Wells.

WHEREAS, the Special Committee retained separate advisors and commenced an internal investigation surrounding the fraud allegations to determine, among other things, what happened and what claims may exist as a result thereof. The Special Committee and the full board of Lugano Diamonds & Jewelry Inc. and the boards of directors, boards of managers, or manager/member of the other Debtors, on behalf of the Debtors, also authorized the commencement of the Chapter 11 Cases.

WHEREAS, on November 16, 2025 (the “Petition Date”), each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors remain in possession of their assets as debtors-in-possession pursuant to section 1107 and 1108 of the Bankruptcy Code.

WHEREAS, on November 25, 2025, the United States Trustee appointed the UCC.

WHEREAS, the UCC, working with the Special Committee, on behalf of the Debtors, also commenced an investigation into the fraud allegations and the extent and validity of the liens and claims asserted by CODI.

WHEREAS, on January 27, 2026, CODI filed a secured claim identified in the Debtors’ claims register as proof of claim number 153 in the amount of $718,222,591.91 against the Debtors (the “CODI Prepetition Claim”).

WHEREAS, in addition to the CODI Prepetition Claim, CODI has Claims arising under the Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, and (B) Use Cash Collateral; (II) Granting Liens and Providing Superpriority Administrative Expense Claims; (III) Granting Adequate Protection to the Prepetition Lender; (IV) Modifying the Automatic Stay; (V) Scheduling a Final Hearing; and (VI) Granting Related Relief [Docket No. 66] and the Final Order (I) Authorizing the Debtors to Use Cash Collateral; (II) Granting Adequate Protection to the Prepetition Lender; (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [Dkt. No. 364] (the “Cash Collateral Order”) for, among other things, the interim financing provided and adequate protection.

WHEREAS, as part of the on-going investigations, the Debtors (including the Special Committee), CODI and the UCC agreed to non-binding mediation (the “Mediation”), which mediation resulted in the resolution of the disputes between the Parties and which is memorialized in the Settlement Agreement attached hereto as Exhibit 1 (the “Settlement”).

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

ARTICLE 1
DEFINITIONS

Section 1.1    Definitions and Interpretations. The following terms shall have the following meanings:

(a)    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

(b)    “Agreed Pre-Effective Date Fee Budget” means the budget attached as Exhibit A to the Plan, agreed to among CODI, the Debtors, the Special Committee, and the Creditors’ Committee, establishing the maximum amount of Professional Fees that CODI, the Debtors, the Special Committee, and the Creditors’ Committee have agreed can be deducted from Effective Date Cash for purposes of determining the Effective Date Distribution on account of the CODI Claim, provided that the Agreed Pre-Effective Date Fee Budget is not a cap on the total amount of Professional Fees Allowable for the period between the Petition Date and the Effective Date.

(c)    “Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached to this Agreement in accordance with Section 11.2.

(d)    “Agreement Effective Date” means the date on which the conditions set forth in Section 2.1 have been satisfied or waived in accordance with this Agreement.

(e)    “Alternative Transaction Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Debtors or the debt, equity, or other interests in any one or more Debtors other than the transactions and agreements provided for in the Settlement Agreement.

(f)    “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties-in-interest under sections 510, 544, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy Code or applicable non-bankruptcy Law, including Claims, Causes of Action, or remedies arising under chapter 5 and section 724(a) of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes or common Law, including fraudulent transfer Law or other Law.

(g)    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

(h)    “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases, including to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court of the District of Delaware, or in the event such court ceases to exercise jurisdiction over any Chapter 11 Case.

(i)    “Business Day” means any day other than a Saturday, a Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

(j)    “Causes of Action” mean any and all Claims (including Investment Contract Claims), rights, actions, Avoidance Actions, Contributed Claims, proceedings, causes of action, liabilities, obligations, suits, debts, remedies, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, rights of setoff, third-party claims, subordination claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and cross claims, legal remedies, equitable remedies, claims, damages, or judgments whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, foreseen or unforeseen, asserted or unasserted, existing or hereafter arising, secured or unsecured, whether asserted directly or derivatively, in Law, at equity, or otherwise, by statute, whether for tort, fraud, contract, or otherwise, including any recharacterization, subordination, avoidance or other claim under any other similar provision of applicable state or federal Law.

(k)    “CGM” means Compass Group Management LLC.

(l)    “Chapter 11 Cases” means the Debtors’ jointly administered bankruptcy cases under lead case number 25-12055 (BLS), styled as In re Lugano Diamonds & Jewelry Inc., et al., pending in the Bankruptcy Court.

(m)    “Claim” means any “claim,” as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors or against any property of the Debtors.

(n)    “Class” means any group of Claims or Equity Interests classified by the Plan pursuant to section 1122(a) of the Bankruptcy Code.

(o)    “CODI Cash Collateral Claim” means any and all Claims held by CODI arising from or in connection with the Cash Collateral Order, which are more specifically detailed in the Cash Collateral Order and which include any Claims for adequate protection due to the diminution in value of CODI’s collateral.

(p)    “CODI Claims” means, collectively, any and all Claims of any CODI Party including the CODI Cash Collateral Claim, DIP Claims, CODI Secured Claim, and any other Claim arising under the Credit Agreement dated as of September 3, 2021, by and among each of the Debtors (whether in its capacity as a borrower, co-borrower, or a guarantor), and CODI as lender, as such credit agreement was thereafter amended, modified, and restated as of the Petition Date, including any Claims for diminution in value, any other Claims arising out of CODI’s relationship with the Debtors, and the Claim of Bank of America against the Debtors to which CODI is subrogated.

(q)    “CODI Parent” means Compass Diversified Holdings LLC.

(r)    “CODI Parties” means, collectively, CODI Parent, CODI, CGM, Sostratus, and each of their subsidiaries in their individual capacities and collectively, as context requires, provided that no Excluded Party and no Debtor or any of its subsidiaries is a CODI Party.

(s)    “CODI Related Parties” means the Related Parties of the CODI Parties, which includes Patrick A Maciariello and Raj U. Dalal, in each case solely in its capacity as such; provided, however that none of the Excluded Parties are CODI Related Parties; provided further, that the Debtors and their subsidiaries shall not be considered CODI Related Parties.

(t)    “CODI Secured Claim” means the CODI Claims to the extent such Claims are Secured Claims, including to the extent Secured by any Lien.

(u)    “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Settlement Agreement, which order must be acceptable to the CODI Parties and the UCC in all respects.
(v)    “Debtors” has the meaning ascribed thereto in the Preamble of this Agreement.

(w)    “Definitive Documents” means all of the definitive documents implementing the Settlement, including those set forth in Section 3.1.

(x)    “Disclosure Statement” means the disclosure statement relating to the Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as it subsequently may be amended, modified, or supplemented by the Debtors.

(y)    “Effective Date” has the meaning set forth in the Settlement Agreement.

(z)    “Entity” shall have the meaning set forth in Section 101(15) of the Bankruptcy Code.

(aa)    “Equity Interests” means any (or any class thereof) common stock, preferred stock, general or limited partnership interests or units, limited liability company interests or units, equity security (as defined in section 101(16) of the Bankruptcy Code), and any other equity, ownership or profit interest, options, warrants rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, exchangeable or other securities or agreements to acquire or subscribe for, or which are convertible into or based on the value of such shares (or any class thereof) of, common stock, preferred stock, general or limited partnership interests, limited liability company interests, or other equity, ownership, or profits interests (in each case whether or not arising under or in connection with any employment agreement).

(bb)    “Excluded Parties” mean, collectively, (a) Feder Affiliated Parties, (b) GT, (c) Josh Gaynor, (d) Investment Contract Counterparties, (e) any Person or Entity set forth on Exhibit I. to the Plan Supplement, (f) any relative, shareholder, member, advisor, attorney, professional, Related Party, or beneficiaries of any of the persons or entities listed in the foregoing (a) – (e), and (g) any immediate or mediate transferee of property from any of the foregoing, provided that the following are not Excluded Parties: (i) the CODI Parties, (ii) the Debtors, (iii) the Lugano Prive Investment Trust, (iv) the Creditors’ Committee and its members only in their capacities as members of the Creditors’ Committee, and (v) the Related Parties of the Persons or entities listed in the foregoing (i) – (iv) who are not Ferder Related Parties and who are not specifically identified in the preceding clauses of this definition.

(cc)    “Ferder Affiliated Party” means, collectively, (a) Mordechai Haim Ferder, (b) Edit Ferder, (c) Tom Ferder, (d) RF 2021 Irrevocable Trust, dated August 30, 2021, (e) TF 2021 Irrevocable Trust, dated August 30, 2021, (f) Simba IL Holdings, LLC, (g) Serenade Newport, LLC, (h) The Haim Family Trust, dated February 24, 2009, (i) VAD & Company, Inc., and (j) any relative, shareholder, member, advisor, attorney, professional, Affiliate, or beneficiary of any of the persons or entities listed in the foregoing (a) – (i), and (k) any immediate or mediate transferee of property from any of the foregoing; provided that the Debtors and the CODI Parties are not Ferder Affiliated Parties.

(dd)    “Final Order” mean, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, rescinded, stayed, modified, or amended and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing thereof has been timely sought or, if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment has been affirmed by the highest court to which such order was appealed or certiorari has been denied, or a new trial, reargument, or rehearing has been denied, or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired; provided that no order or judgment fails to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure, Bankruptcy Rules 9023 or 9024 (or any analogous rules applying in another court of competent jurisdiction) or Bankruptcy Code § 502(j) or 1144 has been or may be Filed with respect to such order or judgment.

(ee)    “GT” means Grant Thornton LLP and its affiliates, which served as auditors for the Debtors and CODI.

(ff)    “Investment Contract” means any contract or agreement with one or more of the Debtors or with any Ferder Affiliated Party under which an Investment Contract Counterparty provided consideration purportedly for the shared purchase of, or a loan in connection with the purported acquisition of, or secured by, diamonds, precious stones or minerals, or jewelry in exchange for a return of principal or invested amount with interest or other additional return on principal or other consideration and guarantee of such a contract or agreement. The CODI Claims are not Investment Contracts.

(gg)    “Investment Contract Claims” means any Claim or Cause of Action a Debtor may have against an Investment Contract Counterparty or a Related Party to such Investment Contract Counterparty.

(hh)    “Investment Contract Counterparty” means a non-Debtor party to an Investment Contract.

(ii)    “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, listing rule, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court) or stock exchange.

(jj)    “Milestones” means the milestones set forth in Article 4 hereof.

(kk)    “Parties” has the meaning ascribed thereto in the Preamble of this Agreement.

(ll)    “Person” means any person or organization created or recognized by Law, including any association, company, cooperative, corporation, Entity, estate, fund, individual, joint stock company, joint venture, limited liability company, partnership, trust, trustee, unincorporated organization, government (including any federal, state, local, municipal, or foreign government) or any political subdivision or agency, department, or instrumentality thereof.

(mm)    “Petition Date” has the meaning ascribed thereto in the Recitals of this Agreement.

(nn)    “Plan” means the chapter 11 plan of the Debtors, which incorporates the Settlement Agreement, in the pending Chapter 11 Cases, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto.

(oo)    “Plan Supplement” means the ancillary documents regarding the implementation and effectuation of the Plan Filed on or before the date that is seven calendar days prior to the Voting Deadline, as such documents may be amended and supplemented prior to the Confirmation Hearing.

(pp)    “Related Parties” means, collectively, with respect to any Person or Entity, and in each case solely in its capacity as such, all current and former directors, managers, officers, committee members, members of any governing body, shareholders, unitholders, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, assignors, participants, successors, assignees (whether by operation of Law or otherwise), subsidiaries, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, fiduciaries, employees, agents, trusts, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in the capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees; provided that no Excluded Party is a Related Party. Related Parties of the Debtors include the Special Committee and its members, advisors, and attorneys.

(qq)    “Releases & Exculpation Provisions” means the releases and exculpation provisions to be included in the Plan, which shall be acceptable to the CODI in its sole discretion, and shall include Debtor and third party releases, on the terms set forth in the Settlement Agreement, by and for the benefit of (a) the CODI Parties and the CODI Related Parties, (b) the Debtors and each of their Related Parties, and (c) the UCC and each of their Related Parties.

(rr)    “Solicitation Materials” means the Disclosure Statement, ballots, documents, forms and all other materials provided in connection with the solicitation of the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, which shall be consistent with this Agreement and the Settlement Agreement.

(ss)    “Sostratus” means Sostratus, LLC.

(tt)    “Termination Date” means, with respect to a Party to this Agreement, the date on which termination of this Agreement as to a Party is effective in accordance with Section 9.1, Section 9.2, Section 9.3 or Section 9.4 hereof, as applicable.

(uu)    “Termination Event” shall have the meaning set forth in, as applicable, Section 9.1 and Section 9.2.

Section 1.2    Interpretation. For purposes of this Agreement:

(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and the neutral gender;

(b)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)    unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)    unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e)    unless otherwise specified in this Agreement, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

(f)    unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;

(g)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(h)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(i)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(j)    the use of “include” or “including” is without limitation, whether stated or not; and

(k)    the word “or” shall not be exclusive.
ARTICLE 2
EFFECTIVENESS OF THIS AGREEMENT

Section 2.1    Conditions to Effectiveness. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m. (prevailing Eastern Time), on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:
(a)    The Debtors shall have delivered to CODI and the UCC a resolution of the Debtors (i) authorizing the Debtors to enter into the Settlement Agreement and (ii) authorizing the Debtors to execute the Settlement Agreement and this Agreement (the “Resolution”); and

(b)    Each of the Debtors, CODI, and the UCC shall have executed and delivered counterpart signature pages of this Agreement and the Settlement Agreement to counsel for the other Parties.

ARTICLE 3
DEFINITIVE DOCUMENTS

Section 3.1    The Definitive Documents governing the Settlement shall include the following (in each case, and any order, or amendment or modification of any order, entered by the Bankruptcy Court related to the below items):

(a)    The Plan (and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto), including any “Definitive Documentation” as defined therein and not explicitly so defined herein;

(b)    The Plan Supplement and all documents, annexes, exhibits, schedules contained therein, including any schedules of rejected contracts;

(c)    The Disclosure Statement and the Solicitation Materials;

(d)    The order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials (which may also be the Confirmation Order);

(e)    The Confirmation Order and pleadings in support of entry of the Confirmation Order;

(f)    This Agreement, the Settlement Agreement attached hereto and all other exhibits to this Agreement or the Settlement Agreement; and

(g)    Any other material agreements, motions, pleadings, briefs, applications, orders and other filings with the Bankruptcy Court related to the Settlement Agreement.

Section 3.2    The Definitive Documents that are not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Settlement Agreement and the Plan shall contain terms, conditions, representations, warranties, and covenants not inconsistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Article 10. All Definitive Documents shall be in form and substance acceptable to the Parties.

ARTICLE 4
MILESTONES

Section 4.1    The following Milestones shall apply to this Agreement unless extended or waived in writing by the Debtors, CODI and the UCC:

(a)    Restructuring Milestones:

(i)    This Agreement and the Settlement Agreement shall be executed no later than June 23, 2026 (the “PSA Effective Date”);

(ii)    The Plan, the Disclosure Statement, and a motion seeking approval thereof shall be filed no later than June 23, 2026;

(iii)    The Plan Supplement shall be filed no later than seven (7) days prior to the voting deadline;

(iv)    An order approving the Disclosure Statement (which may be combined with the order confirming the Plan) shall be entered no later than July 17, 2026;

(v)    An order confirming the Plan shall be entered no later than September 15, 2026 (the “Confirmation Date”); and

(vi)    The Effective Date shall occur no later than September 30, 2026 (the “Outside Date”).

ARTICLE 5
COMMITMENTS OF CODI

Section 5.1    Affirmative Commitments. CODI agrees to:

(a)    Support the Settlement and vote and exercise any powers or rights available to it (including in any creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Settlement and the terms of this Agreement;

(b)    Negotiate in good faith any additional or alternative provisions or agreements necessary to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay, or are necessary to effectuate the consummation of the Settlement in accordance with this Agreement and the Plan; and

(c)    Negotiate in good faith upon reasonable request of any other Party any modifications to the Settlement that improve the tax efficiency of the Settlement or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Settlement, in each case to the extent such modifications can be implemented without any adverse effect on CODI or the Debtors;

(d)    Maintain all materials submitted by the Parties in the Mediation as confidential and prohibit the public disclosure or reproduction of the same, except as otherwise required by law, in which case any Party objecting to disclosure required by a subpoena must promptly exert reasonable efforts to either quash the subpoena or obtain a protective order restricting such disclosure; and

(e)    To the extent the Confirmation Order is not entered by August 31, 2026, CODI shall, in good faith, negotiate an extension of the Agreed Pre-Effective Date Fee Budget with the Debtors, the UCC, and representatives of the Special Committee.

Section 5.2    Negative Commitments. CODI agrees that it shall not, directly or indirectly, and shall not direct any other Entity to:

(a)    Object to, delay, impede, or take (directly or indirectly) any other action to interfere with acceptance, implementation, or consummation of the Settlement and the transactions contemplated by this Agreement;

(b)    Knowingly pursue, propose, file, support, solicit support for or vote for any Alternative Transaction Proposal; or

(c)    Initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Settlement contemplated in this Agreement other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement.

Section 5.3    Commitments with Respect to the Chapter 11 Cases. In connection with the Chapter 11 Cases:

(a)    CODI shall:

(i)    Vote each of its Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)    Support the Releases & Exculpation Provisions, which provisions shall be in form and substance acceptable to the Parties;

(iii)    To the extent it is permitted to elect whether to opt in or opt out of the releases set forth in the Plan, as applicable, either opt in or elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating that it either opts in or does not opt out of the releases;

(iv)    Not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (a)(ii) above; provided, however, such vote may be changed, withdrawn, amended or revoked (and, upon such revocation, deemed ineffective and void ab initio), by CODI at any time following the expiration or termination of this Agreement or the Settlement Agreement (it being understood that the termination of this Agreement or the Settlement Agreement shall entitle CODI to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation Materials with respect to the Plan shall be consistent with this proviso); and

(v)    Not directly or indirectly, through any Person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Transaction Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Settlement;

(vi)    Not file any motion, pleading or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan; or

(vii)    Not object to, delay, impede or take any other action to interfere with the Debtors’ ownership and possession of its assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

(b)    Subject to Section 5.4 hereof, CODI will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Debtor in the Bankruptcy Court that is not inconsistent with this Agreement subject in each case to the consent rights set forth herein.

Section 5.4    Additional Provisions Regarding CODI’s Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)    Impair or waive the rights of CODI to appear as a party in interest in any matter to be adjudicated in any court of competent jurisdiction, including the Bankruptcy Court, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Settlement;

(b)    Affect the ability of CODI to consult with the Debtors and the UCC or any other party in interest in any applicable proceeding so long as, in the case of consultation with any party in interest, the appearance, and positions advocated in connection therewith are not inconsistent with this Agreement or for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Settlement;

(c)    Impair or waive the rights of CODI to assert or raise any objection permitted under this Agreement in connection with the Settlement;

(d)    Prevent CODI from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(e)    Prevent CODI from enforcing or exercising any rights, remedies, conditions, consents or approval requirements under any of the Definitive Documents; or

(f)    Obligate CODI to deliver a vote to support the Plan or prohibit CODI from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Outside Date).

Section 5.5    Limitation on CODI Commitments. Notwithstanding any other provision of this Agreement to the contrary, including this Article 5, nothing in this Agreement shall require CODI to incur, assume, become liable for any expenses, liabilities or other obligations, or to commence litigation or agree to any commitments, undertakings, concessions, indemnities, or other arrangements to CODI that could result in expenses, liabilities, or other obligations to CODI.

ARTICLE 6
COMMITMENTS OF THE UCC

Section 6.1     Affirmative Commitments. The UCC agrees to:

(a)    Support the Settlement and prepare a letter to be included in the solicitation materials that encourages all unsecured creditors to vote to accept the Plan, which incorporates the Settlement and the terms of this Agreement;

(b)    Negotiate in good faith any appropriate additional or alternative provisions or agreements necessary to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay, or are necessary to effectuate the consummation of the Settlement in accordance with this Agreement and the Plan;

(c)    Negotiate in good faith upon reasonable request of any other Party any modifications to the Settlement that improve the tax efficiency of the Settlement or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Settlement, in each case to the extent such modifications can be implemented without any adverse effect on the Debtors;

(d)    Together with each member of the UCC solely in its capacity as a member of the UCC, maintain all materials submitted by the Parties in the Mediation as confidential and prohibit the public disclosure or reproduction of the same, except as otherwise required by Law, in which case any Party objecting to disclosure required by a subpoena must promptly exert reasonable efforts to either quash the subpoena or obtain a protective order restricting such disclosure; and

(e)    To the extent the Confirmation Order is not entered by August 31, 2026, the UCC shall, in good faith, negotiate an extension of the Agreed Pre-Effective Date Fee Budget with the Debtors, CODI, and representatives of the Special Committee.

Section 6.2    Negative Commitments. The UCC, and each member thereof solely in its capacity as such severally, and not jointly, agrees that it shall not, directly or indirectly, and shall not direct any other Entity to:
(a)    Object to, delay, impede, or take (directly or indirectly) any other action to interfere with acceptance, implementation, or consummation of the Settlement;

(b)    Knowingly pursue, propose, file, support, solicit support for or vote for any Alternative Transaction Proposal;

(c)    Initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Settlement other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement; or

(d)    Encourage or voluntarily cooperate in litigation against CODI or any Related Party.

Section 6.3    Commitments with Respect to the Chapter 11 Cases. In connection with the Chapter 11 Cases:

(a)    The UCC agrees to encourage, through the delivery of a letter in the Solicitation Materials, each creditor that is entitled to vote to accept or reject the Plan pursuant to its terms, and support the Plan’s exculpation provisions, which shall be in form and substance acceptable to the Parties;

(b)    Each member of the UCC agrees to (i) vote each of its Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot, and (ii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) its vote;

(c)    The UCC and each of its members agrees not, directly or indirectly, through any Person, to seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Transaction Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Settlement;

(d)    The UCC and each of its members (in its capacity as a UCC member) agrees not to file any motion, pleading or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan; or

(e)    The UCC and each of its members agrees not to object to, delay, impede or take any other action to interfere with the Debtors’ ownership and possession of its assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

(f)    Subject to Section 6.4 of this Agreement, the UCC and each of its members (in its capacity as a UCC member) agrees to support, and not directly or indirectly object to, delay, impede, or take any other action to interfere with, any motion or other pleading or document filed by a Debtor in the Bankruptcy Court that is consistent with this Agreement, subject in each case to the consent rights set forth in this Agreement.

Section 6.4    Additional Provisions Regarding the UCC’s Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)    Impair or waive the rights of the UCC to appear as a party in interest in any matter to be adjudicated in any court of competent jurisdiction, including the Bankruptcy Court, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Settlement;

(b)    Affect the ability of the UCC to consult with the Debtors or any other party in interest in any applicable proceeding so long as, in the case of consultation with any party in interest, the appearance, and positions advocated in connection therewith are not inconsistent with this Agreement or for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Settlement;

(c)    Impair or waive the rights of the UCC to assert or raise any objection permitted under this Agreement in connection with the Settlement;

(d)    Prevent the UCC from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; and

(e)    Prevent the UCC from enforcing or exercising any rights, remedies, conditions, consents or approval requirements under any of the Definitive Documents.

ARTICLE 7
COMMITMENTS OF THE DEBTORS

Section 7.1    Affirmative Commitments. Except as set forth in Section 7.4, each of the Debtors, on behalf of themselves and the Special Committee and each member thereof, agrees to:

(a)    Support, act in good faith and take all steps reasonably necessary and desirable to implement and consummate the Settlement in accordance with this Agreement and the Settlement Agreement;

(b)    To the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Settlement contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address any such impediment;

(c)    Use commercially reasonable efforts to obtain any and all necessary or required governmental, regulatory and/or third-party approvals and consents for the implementation or consummation for the Settlement;

(d)    Maintain all materials submitted in the Mediation as confidential and prohibit the public disclosure or reproduction of the same, except as otherwise required by Law, in which case any Party objecting to disclosure required by a subpoena must promptly exert reasonable efforts to either quash the subpoena or obtain a protective order restricting such disclosure;

(e)    Negotiate in good faith and use commercially reasonable efforts to finalize, execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Settlement, as contemplated by this Agreement;

(f)    To the extent the Confirmation Order is not entered by August 31, 2026, the Debtors and the Special Committee shall, in good faith, negotiate an extension of the Agreed Pre-Effective Date Fee Budget with CODI and the UCC;

(g)    Provide counsel for the CODI and the UCC a reasonable opportunity (which, to the extent reasonably practicable, shall be no less than five Business Days) to review draft copies of all Definitive Documents that the Debtors intend to file with the Bankruptcy Court;

(h)    Actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Settlement (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Settlement;

(i)    Consult and negotiate in good faith with CODI and the UCC and their advisors regarding the preparation and execution of the Definitive Documents and the implementation of the Settlement;

(j)    Comply with all Milestones;

(k)    Inform advisors to CODI and the UCC as soon as reasonably practicable after becoming aware of (i) any matter or circumstance which they know, or have reason to believe, to be a material impediment to the implementation or consummation of the Settlement, (ii) a breach of this Agreement (including a breach by any Debtor); (iii) any representation or statement made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made; (iv) the initiation, institution or commencement of any material proceeding by a Governmental Authority or other Person (or communications indicating that the same may be contemplated or threatened) (x) involving any of the Debtors or any of their respective current officers, employees, managers, directors, members or equity holders (in their capacities as such), or (y) challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby; (v) the happening or existence of any event that shall have made any of the conditions precedent to any Party’s obligations set forth in (or to be set forth in) the Settlement Agreement, the Plan or any of the other Definitive Documents, incapable of being satisfied so as to permit consummation of the Settlement prior to the Effective Date; or (vii) the occurrence of a Termination Event;

(l)    Use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdictions in which they are incorporated or organized; and

(m)    Negotiate in good faith upon reasonable request of any Party any modifications to the Settlement that improve tax efficiency of the Settlement or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Settlement, in each case to the extent such modifications can be implemented without any adverse effect on such Debtor.

Section 7.2    Negative Commitments. Except as set forth in Section 7.4, each of the Debtors shall not directly or indirectly:

(a)    Object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Settlement;

(b)    Take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Settlement described in, this Agreement or the Definitive Documents;

(c)    File any motion, pleading or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement, the Plan or the Definitive Documents;

(d)    Amend, alter, supplement, restate or otherwise modify any Definitive Document, in whole or in part, in a manner that is materially inconsistent with this Agreement or the Settlement;

(e)    Except to the extent permitted, required, or contemplated by the Agency Agreement between Lugano Diamonds & Jewelry Inc. and Enhanced Retail Funding, LLC, dated as of November 16, 2025 (including the cessation of operations at one or more locations and any sales or lease rejections), (i) operate its business outside the ordinary course, taking into account the Settlement or (ii) other than the Settlement or any activities contemplated or required in connection with the Settlement, engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction or transfer any asset or right of the Debtors or any asset or right used in the business of the Debtors to any Person or Entity outside the ordinary course of business, in each of cases (i) and (ii) and without the consent of the other Parties to this Agreement;

(f)    Except to the extent required by this Agreement or otherwise required to consummate the Settlement, make or change any tax election, change any income allocation under a Definitive Document, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, in each case without the reasonable consent of the other Parties to this Agreement;

(g)    Encourage or voluntarily cooperate in litigation against CODI or any Related Party;

(h)    Amend or propose to amend any of their respective organizational documents; or

(i)    Directly or indirectly solicit, through any Person, seek, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Transaction Proposal without the consent of the other Parties to this Agreement, subject to Section 7.4.

Section 7.3    Commitments with Respect to the Chapter 11 Cases. Except as set forth in Section 7.4, each of the Debtors agrees to:

(a)    Timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (i) directing the appointment of an examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, (iv) modifying or terminating the Debtors’ exclusive right to file and solicit acceptances of a plan of reorganization or (v) for relief that (A) is inconsistent with this Agreement in any respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Settlement; and

(b)    Timely file a formal objection to any motion, application, or adversary proceeding challenging the treatment of CODI’s claims as set forth in the Settlement Agreement.

Section 7.4    Additional Provisions Regarding Debtors’ Commitments.

(a)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Debtor to take or refrain from taking any action (including termination of this Agreement under Article 9) to the extent such Debtor determines, based on the advice of counsel, that taking or refraining from taking such action, as applicable, would be inconsistent with applicable Law or its fiduciary obligations; provided, however, that the foregoing shall not be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any termination rights of the other Parties under this Agreement that may arise as a result of any such action or inaction. This Section 7.4(a) shall not impede any Party’s right to terminate this Agreement pursuant to Article 9, including, for the avoidance of doubt, CODI’s rights to terminate in accordance with Section 9.1.

(b)    Notwithstanding anything to the contrary in this Agreement, upon receipt of an Alternative Transaction Proposal, the Debtors and their respective directors, managers, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to consider, consistent with their fiduciary duties such Alternative Transaction Proposal; provided that if any Debtor or the UCC receives an Alternative Transaction Proposal, then such Debtor or the UCC shall (A) within three (3) calendar days of receiving such proposal, notify the other Parties of the receipt of such proposal and deliver to the advisors for the other Parties a copy of such proposal and all communications with the party concerning such proposal; (B) provide each advisor to the Parties with regular updates as to the status and progress of such Alternative Transaction Proposal; and (C) use commercially reasonable efforts to respond promptly to reasonable information requests and questions from advisors to the Parties relating to such Alternative Transaction Proposal. If the Debtors decide to file, support, make a written proposal or counterproposal to any party relating to an Alternative Transaction Proposal, the Debtors shall provide notice to CODI and the UCC at least two (2) Business Days prior to taking any such action, with such notice including any proposed communication with any such party, any proposal, counterproposal or other transaction related documents the Debtors intend to send to such party. Upon receipt of such notice, each of CODI and the UCC shall have the right to terminate this Agreement pursuant to Section 9.1(m) of this Agreement.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

Section 8.1    Representations and Warranties of CODI. CODI represents and warrants that, as of the date CODI executes and delivers this Agreement:

(a)    it is the owner of the CODI Claims;

(b)    it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Claims;

(c)    other than the liens granted to CODI’s secured lenders, such Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way CODI’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)    it has reviewed, or had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Settlement and accept the terms of this Agreement; and

(e)    it has knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Debtors that it considers sufficient and reasonable for the purposes of entering into this Agreement.

Section 8.2    Representations and Warranties of the UCC. The UCC represents and warrants that, as of the date the UCC executes and delivers this Agreement and as of the Agreement Effective Date:

(a)    it has reviewed, or had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Settlement and accept the terms of this Agreement; and

(b)    it has knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Debtors that it considers sufficient and reasonable for the purposes of entering into this Agreement.

Section 8.3    Mutual Representations, Warranties and Covenants. Each of the Parties, severally, and not jointly, represents, warrants and covenants to each other Party that, as of the date such Party executes and delivers this Agreement and as of the Agreement Effective Date:

(a)     except for the UCC, it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)    except as expressly provided in this Agreement, the Plan and the Bankruptcy Code, no consent or approval is required by any other Entity in order for it to effectuate the Settlement contemplated by, and perform its respective obligations under, this Agreement;

(c)    the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d)    except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Settlement contemplated by, and perform its respective obligations under, this Agreement;

(e)    except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements, with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement; and

(f)    no Party is considering, or has any agreement or understanding with respect to, any Alternative Transaction Proposal that has not been disclosed to the other Parties.

ARTICLE 9
TERMINATION EVENTS

Section 9.1    CODI Termination Events. This Agreement may be terminated by CODI by the delivery to the Debtors and the UCC of a written notice in accordance with Section 11.10 hereof upon the occurrence of any of the following events (unless waived in writing by the CODI in its sole discretion);

(a)    The breach in any material respect by a Debtor or the UCC of any of covenants of such Party set forth in this Agreement, which, solely for a breach that is curable, remains uncured for five (5) Business Days after CODI transmits a written notice in accordance with Section 11.10 of this Agreement detailing any such breach;

(b)    Any representation or warranty in this Agreement made by any of the Debtors and the UCC shall have been untrue in any material respect when made or shall have become untrue in any material respect, which, solely for a breach that is curable, remains uncured five (5) Business Days after any of the Debtors (including acting through the Special Committee or a member thereof) or the UCC discovers the untrue nature of the representation or warranty;

(c)    The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Settlement and (ii) either (1) such ruling, judgment or order has been issued at the request of any of any of the Debtors (including the Special Committee or member thereof) or the UCC in contravention of any obligations set forth in this Agreement or (2) remains in effect for fifteen (15) Business Days after the issuance of such ruling, judgment or order; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement; provided, however, that, for the avoidance of doubt, this provision shall not have the effect of amending, extending or waiving any of the Milestones;

(d)    The entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Debtor (including the Special Committee or member thereof) or the UCC seeking an order (without the prior written consent of CODI), (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in the Chapter 11 Cases, (iii) dismissing the Chapter 11 Cases, without the prior written consent of CODI, (iv) terminating exclusivity under Section 1121 of the Bankruptcy Code, or (v) rejecting this Agreement or declaring any material portion to be unenforceable;

(e)    Entry of a final order that grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief were granted, would have a material adverse effect on the consummation of the Settlement or the Plan;

(f)    The filing by the Debtors (including the Special Committee acting on behalf of the Debtors) or the UCC of any complaint or other action in the Bankruptcy Court or any other judicial body challenging the extent, validity or amount of the CODI Claim, including, but not limited to, the commencement of any action to subordinate or avoid the liens and Claims asserted in the CODI Claim;

(g)    Any of the Debtors (including the Special Committee or member thereof) or the UCC files or otherwise makes public any of the Definitive Documents (including any modification or amendments thereto) (i) in a form that is materially inconsistent with this Agreement and (ii) without the consent of the required parties in accordance with this Agreement, which occurrence remains uncured (to the extent curable) for two (2) Business Days after CODI transmits a written notice in accordance with Section 9.2, except as otherwise required by Law, in which case any Party objecting to disclosure required by a subpoena must promptly exert reasonable efforts to either quash the subpoena or obtain a protective order restricting such disclosure;

(h)    The Bankruptcy Court enters an order denying confirmation of the Plan, except for an order conditionally denying confirmation of the Plan without prejudice;

(i)    The Debtors lose the exclusive right to file a Plan;

(j)    The Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order reasonably acceptable to CODI within seven (7) Business Days;

(k)    Any Debtor (including the Special Committee or member thereof) or the UCC publicly announces its intention not to support the Settlement;

(l)    The Bankruptcy Court enters an order granting relief that is inconsistent with, or denies relief sought that is contemplated by, this Agreement or the Plan in any materially adverse respect to CODI;

(m)    Any Debtor exercises its right, consistent with its fiduciary duties, to not pursue any the Settlement or take any action in reliance on Section 9.2 of this Agreement;

(n)    Any Debtor (including the Special Committee or member thereof) or the UCC files, supports, makes a written proposal or counterproposal to any party relating to an Alternate Transaction Proposal that was not approved in advance by CODI;

(o)    Any Debtor (including the Special Committee or member thereof) or the UCC terminates this Agreement with respect to itself in accordance with Section 9.2 of this Agreement;

(p)    Any Debtor (including the Special Committee or member thereof) or the UCC (i) files any motion or objection seeking to avoid, disallow, subordinate, or recharacterize the CODI Claims or any other claim, lien, or interest held by CODI relating to any of the Debtors or (ii) shall have supported any application, adversary proceeding, or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action; or

(q)    The occurrence of the Outside Date, subject to Section 4.1 and Section 9.4 of this Agreement.

Section 9.2    The Debtors and UCC Termination Events. Any of the Debtors or the UCC may terminate this Agreement with respect to their obligations under this Agreement upon written notice to CODI in accordance with Section 11.10 of this Agreement upon the occurrence of any of the following events:

(a)    the breach in any material respect by CODI of any of the covenants of CODI set forth in this Agreement that would have, or could reasonably be expected to have, an adverse effect on the Settlement, which breach remains uncured for five Business Days after such terminating party transmits a written notice in accordance with Section 11.10 of this Agreement detailing any such breach;

(b)    any representation or warranty in this Agreement made by CODI shall have been untrue in any material respect when made or shall have become untrue in any material respect, which remains uncured for ten (10) Business Days after CODI discovers the untrue nature of the representation or warranty;

(c)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Settlement and (ii) either (1) such ruling, judgment or order has been issued at the request of CODI in contravention of any obligations set forth in this Agreement or (2) remains in effect for ten (10) Business Days after such delivery of a written notice terminating this Agreement by the Debtors or the UCC, as applicable, in accordance with Section 11.10 of this Agreement detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d)    The entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Debtor (including the Special Committee or member thereof) seeking an order (without the prior written consent of CODI), (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in the Chapter

11 Cases, (iii) dismissing the Chapter 11 Cases, without the prior written consent of CODI, (iv) terminating exclusivity under Section 1121 of the Bankruptcy Code, or (v) rejecting this Agreement or declaring any material portion to be unenforceable;

(e)    Entry of a final order that grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief were granted, would have a material adverse effect on the consummation of the Settlement;

(f)    The Debtors lose the exclusive right to file a Plan;

(g)    The Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order reasonably acceptable to CODI or the UCC within seven (7) Business Days;

(h)    Any Debtor (including the Special Committee or member thereof), the UCC, or CODI publicly announces its intention not to support the Settlement;

(i)    The Bankruptcy Court enters an order granting relief that is inconsistent with, or denies relief sought that is contemplated by, this Agreement or the Plan in any materially adverse respect to CODI;

(j)    Any Debtor exercises its right, consistent with its fiduciary duties, to not pursue any the Settlement or take any action in reliance on Section 9.2 of this Agreement;

(k)    Any Debtor (including the Special Committee or member thereof) files, supports, makes a written proposal or counterproposal to any party relating to an Alternate Transaction Proposal that was not approved in advance by CODI or the UCC;

(l)    CODI files, supports, makes a written proposal or counterproposal to any party relating to an Alternate Transaction Proposal;

(m)    The occurrence of the Outside Date, subject to Section 4.1 and Section 9.4 of this Agreement; or

(n)    the Bankruptcy Court enters an order denying confirmation of the Plan, except for an order conditionally denying confirmation of the Plan without prejudice.

Section 9.3    Mutual Termination. This Agreement, and all obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) CODI, (b) the Debtors and (c) the UCC.

Section 9.4    Automatic Termination. This Agreement shall terminate automatically without any further required action or notice if the Transaction Effective Date has not occurred on or before the Outside Date unless such date is extended by mutual consent of the Parties.

Section 9.5    Effect of Termination. After the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect to the Parties and each Party, subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Settlement or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, all Parties agree that any and all ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Settlement and this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting a Party from contesting whether any such termination is in accordance with the terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of any Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any other Party. No purported termination of this Agreement shall be effective under this Section 9.5 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 9.3.

ARTICLE 10
AMENDMENTS AND WAIVERS

Section 10.1    This Agreement, may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Article 10.

Section 10.2    This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, (i) in writing signed by each Debtor, CODI and the UCC or (ii) confirmed by email by counsel to each Debtor, CODI and the UCC.

Section 10.3 Any proposed modification, amendment, waiver, or supplement that does not comply with this Article 10 shall be ineffective and void ab initio.

Section 10.4    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

ARTICLE 11
MISCELLANEOUS

Section 11.1    Acknowledgements. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code and/or other applicable Law.

Section 11.2    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement (together with any exhibits, annexes or schedules thereto) is expressly incorporated and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules (it being understood and agreed that any actions and obligations required to be taken by any Party that are included in the exhibits attached to this Agreement, but not in this Agreement are to be considered “covenants” of such Party and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in any of the exhibits to be re-copied into this Agreement). In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules attached to this Agreement) and the exhibits, annexes, and schedules attached to this Agreement, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern, provided, that in the event of any inconsistency between this Agreement and the Settlement Agreement, the Settlement Agreement shall govern until such time as the Plan has been confirmed, at which time, the terms and conditions set forth in the Plan, to the extent intended to supersede the Settlement Agreement, shall govern.

Section 11.3    Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Settlement, as applicable.

Section 11.4    Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any confidentiality agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.

Section 11.5    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court. Solely in connection with claims arising under this Agreement, each Party to this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.
Section 11.6    TRIAL BY JURY WAIVER. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 11.7    Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each Person executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

Section 11.8    Rules of Construction. This Agreement is the product of negotiations among the Debtors (including the Special Committee), CODI and the UCC, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Debtors, CODI, the UCC and the Special Committee were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

Section 11.9    Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement.

Section 11.10    Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

If to the Debtors:
J. Michael Issa and Christoph Pachler
c/o Lugano Diamonds & Jewelry Inc.
Newport Center Dr., Suite 100
Newport Beach, CA 92660
Emails missa@glassratner.com and cpachler@luganodiamonds.com with a copy to:

Keller Benvenutti Kim LLP
101 Montgomery Street, Suite 1950
San Francisco, CA 94104
Attn: Tobias S. Keller (tkeller@kbkllp.com) and Scott J. Friedman (sfriedman@kbkllp.com)

If to CODI:

Carrie W. Ryan
General Counsel, Chief Compliance Officer & Secretary
301 Riverside Avenue, Second Floor, Westport, CT 06880
Email: cryan@compassdiversified.com

with a copy to:

Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900 Cincinnati, OH 45202
Attn: Stephen D. Lerner (stephen.lerner@squirepb.com), Peter R. Morrison (peter.morrison@squirepb.com), and Jeffrey N. Rothleder (jeffrey.rothleder@squirepb.com)

If to the UCC:

Adam Rothstein
c/o Pachulski Stang Ziehl & Jones LLP
10100 Santa Monica Blvd., 13th Floor
Los Angeles, CA 90067
Attn: Jeffrey N. Pomerantz (jpomerantz@pszjlaw.com) and Jordan A. Kroop (jkroop@pszjlaw.com)

Any notice given by delivery, mail, or courier shall be effective when received.

Section 11.11    Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

Section 11.12    Admissibility. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

Section 11.13    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

Section 11.14    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

Section 11.15    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

Section 11.16    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

Section 11.17    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to, as applicable, the Debtors, CODI or, the UCC, submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

Section 11.18    No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or Causes of Action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any of the foregoing (other than any of the foregoing that is a party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an Entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first above written.

LUGANO DIAMONDS & JEWELRY INC., acting through the Special Committee, on behalf of the following entities:

LUGANO DIAMONDS & JEWELRY INC.:	LUGANO HOLDING, INC.:

By: /s/ Spencer Wells	By: /s/ Spencer Wells
Printed Name: Spencer Wells	Printed Name: Spencer Wells
Title: Member of the Special Committee	Title: Member of the Special Committee
Date: 6/23/2026	Date: 6/23/2026

LUGANO BUYER, INC.:	K.L.D. JEWELRY, LLC:

By: /s/ Spencer Wells	By: /s/ Spencer Wells
Printed Name: Spencer Wells	Printed Name: Spencer Wells
Title: Member of the Special Committee	Title: Member of the Special Committee
Date: 6/23/2026	Date: 6/23/2026

LUGANO PRIVE, LLC:

By: /s/ Spencer Wells
Printed Name: Spencer Wells
Title: Member of the Special Committee
Date: 6/23/2026

OFFICIAL COMMITTEE OF UNSECURED CREDITORS:

By:	/s/ Adam Rothstein
Printed Name:	Adam Rothstein
Title:	Chair
Date:	6/24/2026

OFFICIAL COMMITTEE OF UNSECURED CREDITORS:

By:	/s/ Stephen Keller
Printed Name:	Stephen Keller
Title:	Chief Financial Officer
Date:	6/22/2026